Consent of Independent Accountants


The Shareholders and Board of Directors
The Hennessy Funds, Inc.

We consent to the use of our report incorporated herein by reference and the reference to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


/s/ KPMG LLP



October 26, 2001
Chicago, Illinois